Exhibit 99.1

BOYD GAMING APPOINTS MICHAEL HARTMEIER TO BOARD OF DIRECTORS

LAS VEGAS – JUNE 10, 2024 – Boyd Gaming Corporation (NYSE: BYD) today announced the appointment of Michael A. Hartmeier to its Board of Directors.

Hartmeier is the former group head of lodging, gaming and leisure investment banking for Barclays, and previously served as group head for hospitality and gaming for both Lehman Brothers and Credit Suisse First Boston.  During his 25-year career in investment banking, Hartmeier completed more than $125 billion in financing and advisory assignments, including work for numerous gaming companies.

Hartmeier is currently a member of the Board of Directors for DiamondRock Hospitality Company, a self-advised real estate investment trust with a portfolio of premium hotels and resorts nationwide.  Hartmeier also previously served as a member of the Board of Directors of Full House Resorts, Inc., a regional casino operator.

About Boyd Gaming

Founded in 1975, Boyd Gaming Corporation (NYSE: BYD) is a leading geographically diversified operator of 28 gaming entertainment properties in 10 states, manager of a tribal casino in northern California, and owner and operator of Boyd Interactive, a B2B and B2C online casino gaming business. The Company is also a strategic partner and 5% equity owner of FanDuel Group, the nation's leading sports-betting operator. With one of the most experienced leadership teams in the casino industry, Boyd Gaming prides itself on offering guests an outstanding entertainment experience and memorable customer service.  Through a long-standing company philosophy called Caring the Boyd Way, Boyd Gaming is committed to advancing Corporate Social Responsibility (CSR) initiatives that positively impact the Company's stakeholders and communities.  For additional Company information and press releases, visit https://investors.boydgaming.com.

Financial Contact:	Media Contact:
Josh Hirsberg	David Strow
(702) 792-7234	(702) 792-7386
joshhirsberg@boydgaming.com	davidstrow@boydgaming.com